Exhibit 24.1

Power of Attorney

Each party hereto hereby (a) constitutes and appoints each other party hereto, if any, and each of Michael Onghai and Fletcher Clark Johnston, and all of them, as the true and lawful attorney-in-fact and agent, and attorneys-in-fact and agents, of such party with full power and authority and full power of substitution and resubstitution, for, in the name of, and on behalf of such party, place and stead, in any and all capacities, to (i) execute each filing required of such party under Section 13 or Section 16 of the Exchange Act or any rule or regulation thereunder (including any amendment, supplement, or exhibit thereto) for, in the name of, and on behalf of such party, (ii) do and perform each act for, in the name of and on behalf of such party which any such agent may deem necessary or appropriate to complete and execute any such filing or any Form ID or other document in connection therewith, (iii) file each such filing with the Commission and each exchange, as applicable, and (iv) perform each other act which any such agent may deem necessary or appropriate in connection with the foregoing, (b) grants unto each such agent full power and authority to do and perform each act and thing required or appropriate to be done in and about the premises, as fully to all intents and purposes as such party might or could do in person, (c) authorizes, approves, ratifies, and confirms all that any such agent shall do or cause to be done by virtue hereof, and (d) acknowledges that each such agent, in serving in such capacity at the request of such party, is not assuming any responsibility of such party to comply with the Exchange Act or any rule or regulation thereunder.

IN WITNESS WHEREOF, this Power of Attorney is effective as of January 28, 2013.

Paul Pelosi, Jr.

Date:	January 28, 2013	By:	/s/ Paul Pelosi, Jr.
		Name:	Paul Pelosi, Jr.

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